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                                                                     Exhibit 4.4


                            TD WATERHOUSE GROUP, INC.

                          CERTIFICATE OF DESIGNATIONS,
                     PREFERENCES, RIGHTS AND LIMITATIONS OF
                         SPECIAL VOTING PREFERRED STOCK

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware


     TD Waterhouse Group, Inc. (hereinafter referred to as the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, does HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the Corporation:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there is hereby created, out of the 100,000,000 shares of Preferred Stock, par value $.01 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Corporation, to be designated "Special Voting Preferred Stock," consisting of one (1) share, which series shall have the following voting powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

     SECTION 1.  DESIGNATION AND SIZE OF ISSUE; RANKING.

     (A) The designation of the series of Preferred Stock shall be "Special Voting Preferred Stock" (herein referred to as the "Special Voting Preferred Stock"), and the number of shares constituting the Special Voting Preferred Stock shall be one (1) share.

     (B) Any share of Special Voting Preferred Stock which at any time has been redeemed or otherwise reacquired by the Corporation shall, after such redemption or other acquisition, resume the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such share is once more designated as part of a particular series by the Board of

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Directors.

     (C) The share of Special Voting Preferred Stock shall rank senior to the shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"), and any shares of the Corporation's series common stock that may hereafter be issued, and junior to any future series of Preferred Stock that may hereafter be issued by the Corporation that by its terms ranks senior to the Special Voting Preferred Stock.

     SECTION 2. VOTING RIGHTS OF SPECIAL VOTING PREFERRED STOCK.

     (A) GENERAL. Except as otherwise required by law or the Certificate of Incorporation, the holder of record of the share of Special Voting Preferred Stock shall have a number of votes equal to the number of exchangeable preference shares ("Exchangeable Shares") of TD Waterhouse Investor Services (Canada) Inc., an Ontario corporation ("TD Waterhouse Canada"), outstanding from time to time which are not owned by the Corporation or any of its subsidiaries, in each case for the election of directors and on all matters submitted generally to a vote of stockholders of the Corporation.

     (B) COMMON STOCK AND SPECIAL VOTING PREFERRED STOCK IDENTICAL IN VOTING RIGHTS. Except as otherwise required by law or the Certificate of Incorporation, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Special Voting Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

     (C) SPECIAL CLASS VOTE. Notwithstanding the foregoing or any other provision of the Certificate of Incorporation, the Corporation shall not, without the consent of the holder of the Special Voting Preferred Stock, voting as a separate class, (i) alter or change the provisions of the Certificate of Incorporation (whether by amendment, merger or otherwise) so as to adversely affect the voting powers, preferences or special rights of the Special Voting Preferred Stock, or (ii) create or issue additional shares of Special Voting Preferred Stock.

     SECTION 3. LIQUIDATION.  In the event of any

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liquidation, dissolution or winding up of the Corporation, the holder of the share of Special Voting Preferred Stock shall not be entitled to participate in any distribution of assets of the Corporation. For the purposes of this
Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with or into one or more other entities, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

     SECTION 4. DIVIDENDS. The holder of the Special Voting Preferred Stock shall not be entitled to receive any dividends, whether payable in cash, in property or in shares of capital stock of the Corporation.

     SECTION 5. CONVERSION OR EXCHANGE. The holder of the share of Special Voting Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Corporation or of any other person.

     SECTION 6. REDEMPTION. The share of Special Voting Preferred Stock shall not be subject to redemption, except that at such time as no Exchangeable Shares (other than Exchangeable Shares owned by the Corporation or any of its subsidiaries), shall be outstanding, and there are no shares of stock, debt, options or other agreements of TD Waterhouse Canada which could give rise to the issuance of any Exchangeable Shares to any person (other than to the Corporation or any of its subsidiaries), the Special Voting Preferred Stock shall automatically be redeemed by the Corporation without the payment of any consideration by the Corporation and shall thereupon be cancelled and retired in accordance with Section 1(B) hereof.

     SECTION 7. TRANSFER PROVISIONS. The share of Special Voting Preferred Stock, and any interest therein, may not be transferred, assigned or otherwise disposed of without the prior approval of the Board of Directors of the Corporation. Any attempted transfer, assignment or other disposition in violation of this provision shall be void and of no force or effect.


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     IN WITNESS WHEREOF, the Corporation has caused this certificate to be
signed and attested this      day of                 , 1999.

                                               TD WATERHOUSE GROUP, INC.


                                               By:______________________________
                                                  Name:
                                                  Title: